EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Releases Its April 2014 Newsletter: Positioned for Growth

WHITE PLAINS, NY, April 23, 2014 (GLOBE NEWSWIRE) -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") released its April 2014 newsletter today.

On Target After Active March Quarter

A robust investment pipeline in the March quarter enabled us to reach and maintain leverage within our target range of 0.8x-0.9x debt-to-equity. Our active investment pipeline allowed us to realize gains in the portfolio by selling positions that appreciated in value and redeploying the proceeds into new loans at attractive pricing levels and yields. For the March quarter, we closed $96 million of gross originations and exited $47 million of investments. As a result, our portfolio of 100% senior secured floating rate loans was spread across a diverse group of investments in 34 portfolio companies at quarter end. As a reminder, in February our Board of Directors declared a 17% quarter-over-quarter increase in the June quarterly dividend to $0.27 per share, which should be fully supported by March quarterly results.

The breadth of Fifth Street's platform provides direct relationships with sponsors and middle market investment banks enabling us to source attractively structured and priced investments. So far in the June quarter, we are seeing opportunities for new investments as spreads stabilize, while continuing to optimize the portfolio by exiting positions which have appreciated in value. Based on our expectations for continued growth in net investment income, our Board of Directors may have the opportunity to declare a higher dividend level in the future.

Pending Partnership to Drive Growth

We are making further progress since signing a Letter of Intent in mid-March to form a strategic partnership between FSFR and GF Funding 2014, an entity controlled by the Glick family, to co-invest primarily in senior secured loans of middle market companies. During the course of our investment adviser's over 10-year relationship with the Glick family, they invested in two private funds, including the predecessor to Fifth Street Finance Corp. (NASDAQ:FSC), and were initial investors in FSFR's IPO in July 2013.

Through this partnership, FSFR can enhance the returns on its invested equity, broaden its investment opportunity set and improve its longer-term growth potential. Once fully ramped, we believe the partnership could generate an estimated 13% to 16% return on FSFR's invested equity. FSFR will need additional capital to fully ramp the strategic partnership, which we consider important to our long-term growth and success. These higher potential returns should be accretive to earnings and provide our Board of Directors with additional opportunities to declare a higher dividend level in the future.

Our ability to attract experienced investors (and shareholders), such as the Glick family, is a further vote of confidence in the Fifth Street platform's origination, underwriting and portfolio management expertise. The new venture should be similar to other senior loan funds in the BDC sector, and is expected to be structured as a limited liability company owned by FSFR and GF Funding 2014 with each party appointing two members to the company's board. The joint venture may also utilize leverage provided by a third party enabling it to invest in a broader range of investments and enhance the already attractive risk-adjusted returns to FSFR shareholders.

We look forward to discussing our March quarterly results in more detail on our next earnings conference call scheduled at 11:00 a.m. (Eastern Time) on Thursday, May 15, 2014.

Sincerely,

The Fifth Street Team

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC. Named 2013 "Lender Firm of the Year" by The M&A Advisor, Fifth Street Management is an SEC-registered investment adviser and leading alternative asset manager with over $4 billion in assets under management.  With a track record of more than 15 years and offices across the country, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million. FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director of Finance
         & Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com